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The following is an excerpt of an August 3, 2017 webcast to employees that The Procter & Gamble Company (“P&G”) posted for replay on its internal website on August 9, 2017. P&G may in the future send or give the same or substantially similar communications or use selected portions of the following communication from time to time:

All Employee Webcast August 3, 2017

Our strategy is working

Fiscal Year 2017 Results Going-in Targets Results Sales Growth1 ~2% +2% Core EPS mid-single Growth digits +7% Cash 90% Productivity2 or better 94% 1: Organic Sales, 2: Adjusted Free Cash Flow Productivity

Top-line Acceleration 8 of10 6 of 6 Product SMO Categories Regions

AMJ Results 2% 8% 125% 1 Core EPS Cash Sales Growth 2 Growth Productivity 1: Organic Sales, 2: Adjusted Free Cash Flow Productivity

Top 20 Countries Growing Share Top 30 Markets 50% Growing 11 10 9 9 8 7 7 3 JAS 15 OND 15 JFM 16 AMJ 16 JAS 16 OND 16 JFM 17 AMJ 17 P3M

Brand Country Combinations GROWING KEY MEASURES Category Value Household Organic After-tax 59 Growth Share Penetration Sales Profit 25 15 14/15 15/16 16/17* *thru March 2017

All in to win

P & G people are rainsing the bar to deliver

Winning Examples 40 Global Value Share 35 30 P&G 25 KC 20 15 UC 10 5 0 June May 2014 2017

Winning Examples Sales Growing Penetration 29% 44% 55% 9% 76% 5% 61% 32% 51% Growing Flat 16% 13% Declining 8% FY 14/15 FY 15/16 FY 16/17 FY 17/18 Projected

Winning Examples Sales Growing Penetration 41% 48% 60% 63-68% 24% 15% 11% Growing 15-20% 35% 37% Flat 28% Declining 12% FY 14/15 FY 15/16 FY 16/17 FY 17/18 Projected

Winning Examples Japan fabric care

Winning Examples Brazil

Winning Examples Ariel pods ? germany

Winning Examples Canada loblaws

Winning Examples Vicks

P&g diversity & inclusion

The gold standard in moisture pantene gold series developed by scientists perfected by stylists

I’m a beautiful woman of color who loves Pantene!!! I wanted to let you know that I have thick curly hair and it responds beautifully to the co-wash, conditioner, and the hydrating oil!! The butter cr?me also work so well and a little goes a long way!! You guys seriously ROCK!

STAY FOCUSED ON EXECUTING THE PLAN THAT IS WORKING

Trian: no new actionable ideas and no compelling retionale for a board seat

WHAT IS A PROXY CONTEST?

WHO IS NELSON PELTZ?

He is a smart, talented, insightful and experienced professional. I believe, however, that his PERFORMANCE IS UNEVEN, and his MOTIVES ARE TOO SHORT-TERM-ORIENTED. —Jeffrey Sonnenfeld Yale School of Management Quote from article on CBS MoneyWatch by Jonathan Berr July 18, 2017. Permission to reference and quote was neither sought nor obtained. Emphasis (i.e. bolding / all caps) was added by P&G.

Whatever the case, what?s clear is this: Mr. Peltz, despite hating the moniker, is VERY MUCH AN ACTIVIST. And Procter & Gamble, which very well may merit a bit of pressure, SHOULDN?T BE FOOLED ABOUT HIS INTENTIONS. —Andrew Ross Sorkin NYT and CNBC Quote from article in New York Times by Andrew Ross Sorkin July 17, 2017. Permission to reference and quote was neither sought nor obtained. Emphasis (i.e. bolding / all caps) was added by P&G.

Don?t risk derailing progress

Don?t risk derailing progress 1 NOTHING INCREMENTAL has been offered

Don?t risk derailing progress 1 NOTHING INCREMENTAL has been offered 2 Views are based on OUTDATED INFORMATION

Don?t risk derailing progress 1 NOTHING INCREMENTAL has been offered 2 Views are based on OUTDATED INFORMATION 3 ?WHY NOT?? is not a compelling rationale

Your board is experienced, engaged, and diverse they are agents of change.

Board of Directors Frank Angela Amy Ken Scott Terry Blake Braly Chang Chenault Cook Lundgren Jim David Meg Pat Ernesto McNerney Taylor Whitman Woertz Zedillo

Leadership, Strategy & Risk Management Digital, ALL Consumer Technology & Industry / Innovation Retail Expertise & Skills Government / International Regulatory Finance Transformation

Vote for the plan that is working! Vote the blue proxy card.

YOUR VOTE MATTERS! VOTE THE BLUE PROXY CARD If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361.7966 or MacKenzie Partners, Inc. at (800) 322.2885.

If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361.7966 or MacKenzie Partners, Inc. at (800) 322.2885.

P&G all in to win

Building a better P & G

FY 17/18 Guidance 2-3% 5-7% 90%+ 1 Core EPS Cash Sales Growth 2 Growth Productivity 1: Organic Sales, 2: Adjusted Free Cash Flow Productivity

Raising the Bar New Standard of Excellence Irresistibly Irresistibly Superior Superior Superior Consumer Superior Superior Brand Retail & Customer Products Packaging Communication Execution Value Equations

Raising the Bar | Product Superiority

Raising the Bar | Package Superiority

Raising the Bar | Communication

Raising the Bar | In-Store Execution

Raising the Bar | Value

Fueled by Productivity Productivity Investment Growth & Value Creation $10BN

ENABLED BY ORGANIZATION & CULTURE

Personal Accountability Raise the Bar Straight Talk

Raise the Bar on WINNING to Deliver Balanced Growth and Value Creation

P&G ALL IN TO WIN

Employee Webcast Modified for Posting: August 3, 2017

DAVID TAYLOR: Thank you, Thank you… stop that. Thank you. It’s only downhill from here, I can’t say much.

Good morning, good afternoon, and good evening and, truly, thank you for the warm welcome. We’ve got a lot to talk about today, and what I’d like to do is go over the results of the year we just finished. But then take a chunk of time and talk about something that’s on everybody’s mind, which is the proxy contest. You’re going to see a lot in the mail. And what we want to do is have a conversation today about what’s going on. Tell you what I think, what the Company thinks, what the Board of Directors thinks, and ultimately you’ll have a chance to vote what you think is right for the Company. But we want to give you as much information as we can. So, today is a special one of these webcasts.

Our Strategy is Working

But I want to start with what we’re really here to do, which is to build the business and to delight consumers in a way that builds the business over time in a sustainable way. So, I want to start with results. And the first slide speaks a lot about everybody in this room and around the P&G world. Because this year was still a challenging year. The year 16/17 we faced $400 million dollars in foreign exchange hurts—this year that we just completed. Two hundred million of hurts from commodities that we did not forecast when we started the year. When we started the year, we said our ingoing targets were about 2% on the top line. We said mid-single digits which in Wall Street gets translated into 5% core EPS, and cash productivity of about 90% or better. And then the world happened, and India demonetization, there were a number of upheavals, there was the foreign exchange and the FX. And what you all collectively did around the world is you delivered 2% top-line growth at a time that categories around the world are coming down in growth rate. You delivered 7% core EPS—not 5—at a time when many have reported lowering their targets. And you reported cash productivity that was above the target at 94%. So, I want to stop first and recognize every single individual in P&G because you delivered what we committed, without an asterisk. So thank you all. Thank you.

Now, we want to run through just some quick highlights and, and recognizing a number of different regions, businesses, and just give the results because I want, again, to be transparent. First, eight of our—and this is on top-line acceleration, continuing to move forward in growth—eight of our ten product categories improved and grew, six of our six SMO regions grew sales.

So, what we are seeing around the P&G world is evidence that the work that you all are doing is making a difference. We are starting to see the top line and the bottom line grow. In a market that’s not terribly accommodating, my hope is that in fiscal 17/18 foreign exchange is not a big hurt, and so far, it looks to be a little less of an issue. You read a lot about the Dollar is weakening a little bit, and what that means is we won’t face, if that continues, the big foreign exchange hits. At this point in time there is a modest commodity hurt but not huge. And if we get a more benign foreign exchange and commodity environment, then all the work that you do will translate, I think, into even stronger results, which is what we need for fiscal 17/18. But good evidence of progress.

April-May-June, I especially want to highlight because we went into the fourth quarter and certainly there were a lot of concerns. Retail sales, in the U.S. especially which is our biggest market, were slowing down. Many of our competitors—some even pre-announced lower levels because of issues. There were some viruses that ran around and crippled several companies—it’s come out in their earnings reports.

Our team dealt with that and still delivered the year. Made sure the viruses did not affect our ability to ship, order, and bill and complete the quarter 2% sales growth, 8% core EPS, and very strong cash productivity. Another strong, strong quarter.

Very important is we’re starting to see breadth, because if one country was pulling all of it or one business was, the likelihood to continue is questionable. When you start to see more countries, more businesses making progress, it gives me confidence that the work you’re doing, the strategies that we’ve chosen, the strategies of investing in innovation, investing in brand building, investing in go-to-market capability, investing in all of you—that works.

Brand country combinations, this is the highest standard. And this is still a relatively a small percent of our sales but what we’re saying, what ideally we’d want to do, when it all goes well, we grow the category, we grow our value share, we do it by bringing more users on, which is we grow household penetration that delivers organic sales and profit growth. If I go back a couple years ago, we had 15 brand country combinations sorted by brand in a country doing all five of those. That is still a very small percent of our total sales. We have hundreds of brand country combinations. But 15 to 25 to 59, again, evidence that we’re getting back to growing the business the way we do it best. Which is reaching consumers at the point of market entry, the point of market change. Bringing them on to our franchises with persuasive communication. They use the product, it’s delightful. They want to come back, they see it as a good value. They go to the store, and it’s presented in a way that we persuasively communicate the benefits. When we do all that right, we start to get growth, top and bottom-line.

But it’s not only top and bottom-line, it’s how you get it. More users. Growing the category so our customer sees the benefit. Because we want our customers to see us growing the category, because we do. We want our customers to earn a good return by supporting us. So, it’s important that we build their profitability. So, I like this, this is one that we aspire to have hundreds do this over time. At that end of the day we are all in it to win. We’re all in to win with without an asterisk. We’re all in it to win better than our best competition in every brand in every country.

P&G People are Raising the Bar to Deliver

A lot of people, here and around the P&G world, did incredible work in a tough time. And we do need to take a pause and recognize some of it. And I’m only going to get a few of them because they could be, we could take a lot, a lot of time. Here’s one, Pampers Pants, which is pull on diapers. In the U.S., many people see it as training pants. Around the world, it can be the predominant form of diaper changes in several countries. It’s the fastest growing form. You look at this. 20, now up to global leadership. One of our competitors, Kimberly Clark, got out very strong. We were not able to move very fast for a lot of reasons, patent reasons, and other reasons that were difficult. Then Unicharm did a really good job in Asia, and grew that business, but look what’s happened. And look at it over time, just getting better and better.

Next, household penetration has been a focus for several years. I’ll give you two different regions that I think have done some wonderful work, and there’s many businesses and brands. But look at that. Go back to 14/15, 29% growing household penetration, bringing more users this year than last. 61% were declining. Fast forward to 16/17, 55 in their forecast… for next year, 75. Simply outstanding. Interestingly, in 16/17, LA grew 7% so it’s driving top-line growth.

Asia Pacific had a strong year, look at that, 41, 48, 60—and I’ll take the 68 if Suran’s listening. Making progress, making sequential progress. And across the region, each country, each brand is figuring out how do we bring consumers back to our Company. And give them an offering that they’re delighted with and a value that they think is fair.

Japan Fabric Care, it hit $1billion in sales, for first time ever. What a tremendous accomplishment in one of the most competitive markets. Good. Good.

Another success story. For those who are close to Latin America, we’ve had some challenges on profitability in Brazil, big challenges in profitability. Beginning of the year, Alberto said we are going to deliver you 1 Real positive at least, and this is after some real big numbers that we don’t want to talk about right today, in the past… were big investments, tough, tough market. And the market wasn’t terribly accommodating. There’s a lot of social upheaval you’ve read about, political upheaval, and what they did is had a major, major improvement in profit. Not 1 Real, but think about a number more in the range of 100 million. Big, big change and they grew 6%. Simply incredible. Top line, bottom line driven the right way. My hat’s off to the Brazil team and all the RBUs that have worked with them collaboratively to deliver that progress.

Ariel in Germany. We launched Ariel Pods in the last year, this is in the super-premium segment, or the premium segment. We’ve grown to over $60 million dollars in that segment, value share in the Tier 1 is up 4% and we’re now within 2.5 points of being the leading competitor—because we brought the product, the package, great communication and beautiful in store execution. Again, showing we can, in every country, we can go and build the business, and the aspiration is nothing short of share leadership in that country as well as every other.

I just came back last week from Canada. Canada had one of their best years in many years. Grew 3% in a market that’s not growing as fast. Terrific in-store execution, I saw one time after another. And what I heard, which I really was encouraged by, was the progress we’re making on the end-to-end choice. One, clear organizing principle looking through the lens of the category to meets the consumers’ and customers’ needs. Not being paralyzed by things that people may say, what we want is very clear line of sight—the category all the way to the customers’ desk. And they’re working it so beautifully. Category’s bringing the innovation and the brand building. Working with the SMO to make sure it’s brilliantly executed. We saw stores that look great. We went to Loblaws, and then we saw a great execution in Ontario Real Canadian super stores. They have 20,000 new points of sale with checkout, with lots of pegs of our products. Beautiful. And what we are seeing is the shares moving up. That kind of go-to-market excellence is going to make a difference—when we have the product right, the package right, and the go-to-market execution right, good things happen.

One other one I’ll highlight, and there’s actually a couple more, Vicks. Vicks has grown share in each of our top ten markets this last year. Top ten markets. They’ve had 16 straight months of dollar share growth and I believe Vicks is the largest cough, cold brand in the world. Is it not? And people say brands have life cycles. It has a life cycle and goes down when you don’t innovate and do the things we know how to do. If we do the things we know how to do, brands can live to… how many years old is Vicks, Tom? Over a hundred. Over a hundred—older than anyone in this room, and me.

Innovation and brand building and meeting consumers’ needs is timeless. You may have to transform your brand, your communication, your package, all that. But if you deliver the benefit better than anybody else and connect with the consumer in a genuine way, and treat the consumer with respect, we can grow a hundred years and more.

I also want to recognize some tremendous progress we made in diversity and inclusion, and we happen to be graced today by the finalists for some awards we’re going to have tonight in diversity and inclusion. Can you all stand, please? These are the finalists being recognized for diversity and inclusion. Thank you. Thank you. Because we said what we want to do is tap into each and every individual in our Company from around the world, so we all can come in and contribute to the best of our ability. And these are the finalists that submitted amongst many. Their work is being recognized, and then out of those, there will be winners announced tonight.

I want to share one example that I thought was good, and one consumer story. We launched Pantene Gold Series. It’s a big segment, we’re underdeveloped with African American consumers. The segment is growing 5 times faster than the rest of the category. We’ve launched this and it’s indexing at 140 vs. target. And I want to give you a testimony because, at the end of the day, it’s about consumers.

Here’s the note that came in: “I am a beautiful woman of color who loves Pantene!!! I wanted to let you know that I adore the Gold Series Collection. I just love it. I purchased the entire collection twice! I have thick curly hair and it responds beautifully to the co-wash, conditioner and the hydrating oil. The butter cream also works so well and a little goes a long way! I just wanted to let you Pantene GURUs know that Pantene isn’t just for the young pretty girls you see on the commercials. Us beautiful 50+ women love it too!!! You guys seriously rock!”

Isn’t that great? Isn’t that great? It’s great when you see more and more of these stories where the innovation driven by P&G people touches consumers in ways they write letters like that. That is touching and improving lives in ways that is meaningful.

And we can do that on every brand in every country which is why we’ve got to create an environment where everybody can contribute, to give people the space to innovate and the emotional safety to be able to try things that may not work. And say the only real failure is an absence of learning that’s applied to make the next thing work even better. And if we get that kind of environment, we’ll innovate and we’ll grow.

Now, end of the day, what we really need to do… You look at all of that and say we’re making progress. Do we have it all fixed? No. Are there many opportunities? Absolutely. But we’re making progress, and there’s evidence in the marketplace, there’s evidence in our brands, there’s evidence in the breadth that we’re making progress. We have some momentum. This is not the time to pause. This is the time to keep working even harder, making sure that all the work we’re doing, the work you’re doing on productivity across every spend pool can be invested back in growth—and some of it to give our shareowners even better returns.

Trian: No New Actionable Ideas and No Compelling Rationale for a Board Seat

We need to stay focused and we cannot get derailed. Which brings me to why this proxy contest is so important. Because I believe we are making progress. It’s founded on the belief that the strategies and the people in the organization we have can deliver outstanding results. Let me tell you a little bit about what’s going on.

First what is a proxy contest? Most of you have probably never heard about it until recently. This is the first time we’ve faced this in our history of our Company.

A proxy contest is when two opposing parties make a case to the Company shareholders, all of you, to vote a certain way on some matter of importance. In this case, it’s about a Board seat. And Trian is proposing that Nelson Peltz get a seat on the Board, and I want to tell you a little bit about Nelson Peltz, a little bit about Trian and a little bit about what I think their interests are—and why I believe it’s not in our best interest. The other thing I will say upfront is I’ve met with him several times. It’s now all revealed in the proxy. We don’t talk about the meetings we have with investors, they’re private, but because there’s a proxy contest, everything I’ve done with him is now public. And so, every meeting we’ve had, phone call we’ve had and email, telephone call and meetings, and we’ve had several. I’ve been to New York on several occasions with him and we’ve listened to him. We listen to investors. I’ve probably talked to more than 50 portfolio managers in the last two days. We want to understand their thoughts and ideas. But being an investor doesn’t mean you’re entitled to a Board seat. And I want to talk a little bit about that.

Who is Nelson Peltz? He’s invested $3.3 billion in our Company, which is a little less than 2% of our total market cap or outstanding stock. I certainly respect the views and they’ve been available to me. In fact, many may not know, I invited him to speak to the Global Leadership Council, so I don’t want to keep him away. Actually, I want to listen to ideas, because, frankly, if someone has an idea that could cause us to be better we ought to listen to it. We also have had two meetings with various groups of the Board.

So, P&G has been very open because I believe that’s important. We always ought to be open and listen to our shareowners and other key stakeholders. Then we have to decide what’s in the best interest for the Company in the short-, mid- and long-term. But, I believe his interest may not be consistent with the short-, mid- and long-term of this Company.

First, here’s a couple of quotes that we’ve gotten from other people that are objective.

This is from Jeffrey Sonnenfeld from Yale: “He’s a smart, talented, insightful and experienced professional. I believe however that his performance is uneven and his motives are too short-term focused.”

Here’s another quote from a reporter from the New York Times and CNBC, Andrew Ross Sorkin: “Whatever the case, what’s clear is this. Mr. Peltz, despite hating the moniker, is very much an Activist.”

The issue, and to me the biggest issue in all seriousness, is in our Company when we get out of balance, go back a few years ago when we went to more countries, more places, we got out of balance on the top line. We went hard on the top line and what happened is we started to have real profit issues. We got overextended, overinvested in some countries, and we ended up having to cut back and we’ve written off many of those investments. Then we went, I think, pretty hard the other way on costs. We went through cuts and cuts, many of us around the world were reorganizing, trying to work at cost. It felt like cost was the top priority.

What’s happening right now and what we’re trying to do, and it will always be a challenge, is balance. We will have to work on productivity to fund the investments and to improve the returns, but we want to do it in a respectful way consistent with our long-term values. And, we have to do a better job on the top line. Innovation driven, brand building driven, consumer communication driven. But you got to keep those in balance. And I believe we’re starting to get evidence we’re getting those in balance. Top was better this year, bottom was better this year, breadth was better this year, indicating the work you’re doing is making a difference.

There is a risk. People many times and I’ll get to that in a minute. They will say, “Why not?” There is a risk, because you get out of balance. What I’d say is we need to ensure we don’t risk derailing the progress we make. I don’t have bad things to say about Nelson. I just don’t think he’s right for our Board. Because I don’t think his interests align with what the long-term interests of this Company. There’s a risk that it could be a pretty big impact in terms of having a lot of work that’s different from what we’re doing today, based on his past behavior.

Now, when I’ve met with him one of the things I’ve said is, “If you have a lot of new ideas, let me hear them.”

Most of his ideas are not incremental. They are things that we are working, “David, you need to get more cost to the bottom line.” Let me note that. Cost to the bottom line. I told him, the Board has mentioned that more than once. That’s not a new thought.

He said, “You need to reduce the bureaucracy in P&G.” We’re working hard to streamline things. We recognize in any large Company there will be some overlaps. But we want to respectively address those. There’s one organizing principle for this Company, we’re running around 10 businesses that have responsibility for the P&L and then we’ll organize in a way to support doing that. Every one of us plays an important role. But it is important not to have too many different organizing principles where it gets unclear. We picked one. And we’re working hard to make sure that’s clear.

Second, is a lot of the things he’s claiming are informed by somebody that left the Company almost a decade ago. How much has changed in the last nine years? Think about it, in our business, in our technology, in our organization, across all dimensions of our business. So, if his primary source, or one of his key sources of data, is somebody that left the Company nine years ago, that’s not current information. And I don’t think it is representative of what you all are doing and we all are doing today.

The last one, and I have heard this from a lot of investors the last two days, “David, why not?” He’s just one of 11.”

But when he says ”Why not?”—or also when investors say, “Why not?” I say “Do you think that’s the right governance standard for a company like Procter & Gamble?” I have yet to have a Board meeting, we’ve got together and said, “Why not that person?”

“Why not?” is not a governance standard. We’ve got a rigorous process to identify people that would be helpful for our Company for the next 5 to 10 years that they may serve or more. And it looks at a variety of different skills and experiences, and diversity and balance between short- and long-term results, and people that have delivered short and long-term results, not just stock price improvement for the 2, 3, 4 years, 5 years—whatever you may have been involved in the stock.

I don’t believe “why not” should be the governance standard for Procter & Gamble. I also believe, as I’ve articulated before, in addition to it’s not the right governance standard and it’s not what we need right now, I think there’s a real risk. There is a consequence for making the choice.

Your Board is Experienced, Engaged, and Diverse. They are Agents of Change.

Also want to talk a little bit about P&G’s Board. The question could be the “why not” also “wouldn’t it be additive to P&G’s Board?” This is the Board of Directors that we have today. It’s a distinguished Board and there’s some people that use the little colloquialism “outstanding boards have the nose in but the fingers out” meaning they’re in there helping, helping you think about and understand what’s going on, asking tough questions, holding you accountable, but not trying to run your business. That’s our job. That’s my job, the leadership’s job—the leaders of the Company. That’s not what a Board of Directors is for.

The Board of Directors is very engaged. Our attendance over the last couple of years is in the 90s, and these are very busy people. They make time to be here. They come prepared, they’re engaged, they bring their experiences… if there’s a special meeting we need to have, they’re present. They make this a priority and they bring the wealth of experience.

And I want to go through just some of those experiences just so you know, if you look at the skills that are really important to me for a Board. All of them have leadership strategy, risk management skills. We want especially to have skills in the areas that I’ve listed up here. Consumer and Retail. What’s going on in the industry? We’ve got two ex-CEOs of major retailers.

International experience. Many of our Board of Directors have managed companies that have big businesses outside the U.S., have dealt with the challenges that exist in Brazil and Russia and China, and the opportunities in all those countries. They’ve gone through a major transformation in their company. They’ve led that successfully, a number of them have. People that are experts in finance. They understand foreign exchange. They understand what goes on in commodities. They understand a number of the things that we have to deal with to manage treasury and the capital structure of our Company.

Government and Regulatory. We’ve got an ex-president of a country, a former President of Mexico. And then Angela is somebody that has dealt extensively with regulators. Digital technology and innovation. We’ve got a founder in Scott Cook, founded Intuit. We’ve got Meg Whitman, that went to fame at eBay, and is now at HP, and we’ve recently had Amy Chang join our Board of Directors that has worked, in addition to a strong technical background in hardware and software, has worked at McKinsey, eBay and Google—a number of years at Google—and then started her own company. So, you’ve got people that are deep in those skills. I want to add to those, not somebody that says “I bought a lot of stock, I want a seat on the Board, and I’m going to drive costs down.” We know how to drive costs down and we will continue to work and our Board who expects us to do so.

Vote for the Plan that is Working! Vote the Blue Proxy Card.

At the end of the day, your vote matters. Arguably every year it matters that you vote, but this year it’s especially important because it’s going to impact the Company going forward. You will see a blue proxy card, and it looks just like this that will come in the mail. And it will be the recommendation of the P&G Board of Directors to vote for the people that I just pictured up there, to vote for all of them. You will also get from Nelson Peltz and Trian a proxy that will have a white card in it, that will be advocating putting him on and replacing one of our existing Directors.

We advocate strongly, and I believe it is the best interest of our Company, the best interest of our shareholders, the best interest of our employees and the other stakeholders in our Company that worry about the short-, mid- and long-term to vote the blue card and vote for continued growth of this Company.

At the end of the day, my confidence is in all of you, around the P&G world. You’re the people that delivered strong results last year. You’re the people that will lead us out of tough times, and you’re the people that ultimately will determine what happens in many things. Now in this one, us collectively and many others get to vote, because everybody that is a P&G shareholder.

But P&G employees have a meaningful presence in our total shareholder base, which is why I wanted to devote the time to make sure at least you’re aware of the point of view of the Company, my point of view and why.

I don’t want to derail the progress; I want to continue to focus very hard on making Fiscal 17/18 a better year, even better than this year, and we’ll talk about that. And, frankly, our investors are expecting 17/18 to be a better year because there were several years that weren’t real strong. End of the day, we are together… we need to focus our energy on doing the things that will get the Company back to grow.

Building a Better P&G

And I want to talk a little bit more about the guidance we’ve given for fiscal ’17, the year we’re in right now. This is what we have communicated to the investor world as our targets for our guidance. Sales growth 2 to 3, and to be very clear, there’s only one number we’re going for within the Company and that’s 3%. We did 1% a year ago, or two years ago in ‘15/16, we did 2% growth in the year we just ended, we need to deliver 3% growth and be growing share. And we want 7% on the bottom line, but delivering operating profit that’s pretty close to the 7%, which means the Company is getting back to a reliable deliverer of outstanding TSR, total shareholder return, and doing it in a way that’s sustainable. When we do that, we’re able to increase the dividend, which our investors expect, and invest back in the business.

The strategy, which I’m going to take one slide on each one of these, I believe, is to raise the bar in everything we do. This is a sound strategy. It’s what P&G knows how to do. Product, package, communication, in-store and value. There’s many examples.

Product first here. You’ve got to have products that delight the consumers, and not just a little bit better, meaningfully better products—so when you use them, you don’t want to go back to the other one. It’s better, and I notice it, so I buy it. Many good examples.

Package. It catches your eye in the store and when you use it, it delivers your expectations. Distinctive, great examples right there. Scent Beads and SK-II.

Communication that touches you. Communicates the benefit, does it in a way that’s memorable and, in many cases, can stir the spirit. And watch the Always “#Like A Girl.” You can’t help but feel better about the brand and also feel that it’s bringing a message that is meaningful and important. Many examples.

In Store. You got to look fabulous in store, and there’s more and more examples… where you walk around the aisle—wow, this is the best brand. It just appears that way. It’s presented in a way that’s persuasive and it helps close the sale, where many consumers make the decision. On and offline… whether it’s Amazon, or Alibaba, or Tencent—or any of the others. Jingdong, any of the other e-commerce players, we’ll be the best.

And then Consumer Value—you’ve got to look at it and say, “It’s right.” We made an intervention in one of our brands to get the value right to hit key price points. And if we’re not a great value, we need to improve our product performance and, in some cases, we have to adjust price. I like the improved product performance formula much better because that’s what we do. We’re not about driving prices down; we’re not about increasing promotional spending—at times we will need to do that to be competitive—we’re about innovating and building brands.

And then what underpins it is that is the productivity work that allows us to fund this. It’s better that we do it than others come in and do it in a way that is inconsistent with our Principles and Values and Purpose, and the long-term view that we try to take. Keeping that balance right is something that we all can manage and we must manage very, very well.

And then what underpins all of that, is all of you. It’s the people of this Company, operating in a principled way, recognizing that each and every person can make a difference, creating the environment where people have the latitude to try things, to learn and to contribute at very high levels.

I do believe—and I have mentioned many times—that we need to follow one of the principles I saw when I first came. I saw on the top of one of the offices, it said: “The day that you’re comfortable, you’re part of the problem.” I don’t want to be comfortable; I want to be challenged. I want to do a little bit more than I think I can do. I want all of us to feel that we’re getting pushed a little bit—because we want to grow and contribute at a higher level.

Because that’s what everybody in the outside world is trying to do. There are hundreds of companies trying to get a piece of the pie—a piece of the business we have. We have to be better. And to do that, we’re going to have to get better. More productive and invest in the brands. Invest in communication. Learning—not just qualifying things, learning. Applied learning and then just keep going faster than others.

The Culture underpins—these are just three characteristics that I think are important. Talking to each other as people. Straight talk. Direct. Respectful, but direct.

Personal accountability. You demonstrated that last year, the year we just closed. We committed to some numbers, we delivered them. Lots of bad things happen; we delivered them. We need to be able to do that. Short of really crazy things, we need to be able to overcome. We need to anticipate. Bad things happen. We know what we’re going to do. We don’t know what the others are going to do. They never notify us in advance what they’re going to do.

We got to recognize, though, there will always be threats. We will have competitive threats, we will have challenges, challenges from customers, improve your profitability, fair challenges: “Grow the categories and improve the profitability if you want many my support.”

We need to be ready to deal with them. And that’s how you deal with them—you have outstanding people that are achievement oriented, that want to make a difference. And I believe we’ve got that. And we’ve got to stay on the path we’re on. And get even better.

Let me close with I want to again thank you for what you did and I want to really say that we can be at the top or better, when we do what P&G is capable of doing. Can’t predict the outside world, but we can certainly be ready to deal with whatever comes at us if we have the consumer at the center, understanding the customer needs, we tap into the capabilities of P&G, and we put business success ahead of worrying about some of the little things that get in the way. And we’ve got more and more evidence that we’re collectively doing that around the P&G world.

My appeal, and my request is that you do take the proxy seriously. You’ll get a blue card, that you vote whatever you think is right. My recommendation is strongly is the blue card. It’s got P&G on it. There’s a line of blue that connects every one of us. This is the time to think blue, and it’s not just because I’m from Duke here. This is the time to think blue and to support the Company so that we can continue to make success, deliver success and support all of you. So, thank you for all you have done and all you will do to keep P&G successful.

Thank you.

The Procter & Gamble Company Regulation G Reconciliation of Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble’s August 3, 2017 employee webcast and associated slides and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by Management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of Management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

The measures provided are as follows:

1.	Organic sales growth — page 3

2.	Core EPS — page 3

3.	Adjusted free cash flow — page 4

4.	Adjusted free cash flow productivity – page 4

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.

•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Managements believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis, and this measure is used in assessing achievement of management goals for at-risk compensation.

Core EPS: Core earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Beauty Brands divestiture, which are non-recurring and not considered indicative of underlying cash flow performance. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the loss on early debt extinguishment and gain on the sale of the Beauty Brands, which are non-recurring and not considered indicative of underlying earnings performance. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company’s long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

1. Organic sales growth:

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
AMJ 2017	— %	2%	— %	2%
FY 2017	— %	2%	— %	2%

*	Acquisition/Divestiture Impact includes mix impacts of acquired and divested businesses and rounding impacts necessary to reconcile net sales to organic sales.

Guidance

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact	Organic Sales Growth
FY 2018 (Estimate)	About 3%	(0.5)% to 0%	+2% to +3%

2. Core EPS:

	Three Months Ended June 30
	2017	2016
Diluted Net Earnings Per Share from Continuing Operations	$0.82	$0.71
Incremental Restructuring	0.02	0.08
Rounding	0.01	—

Core EPS	$0.85	$0.79
Percentage change vs. prior period	8%
Currency Impact to Earnings	—

Currency-Neutral Core EPS	$0.85

Percentage change vs. prior period Core EPS	8%

	Twelve Months Ended June 30
	2017	2016
Diluted Net Earnings Per Share from Continuing Operations	$3.69	$3.49
Incremental Restructuring	0.10	0.18
Early Debt Extinguishment Charges	0.13	—

Core EPS	$3.92	$3.67
Percentage change vs. prior period	7%
Currency Impact to Earnings	0.15

Currency-Neutral Core EPS	$4.07

Percentage change vs. prior period Core EPS	11%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Guidance

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items*	Core EPS Growth
FY 2018 (Estimate)	(26%) to (28%)	Approximately 33%	+5% to +7%

*	Includes change in discontinued operations (includes gain on sale of Beauty Brands)

3. Adjusted free cash flow:

Three Months Ended June 30, 2017

Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment – Beauty Sale	Adjusted Free Cash Flow
$3,688	$(1,154)	$2,534	$215	$2,749

Twelve Months Ended June 30, 2017

Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment – Beauty Sale	Adjusted Free Cash Flow
$12,753	$(3,384)	$9,369	$418	$9,787

4. Adjusted free cash flow productivity:

Three Months Ended June 30, 2017

Adjusted Free Cash Flow	Net Earnings	Loss on Early Debt Extinguishment	Gain on Sale of Beauty Brands	Adjusted Net Earnings	Adjusted Free Cash Flow Productivity
$2,749	$2,202	—	—	$2,202	125%

Twelve Months Ended June 30, 2017

Adjusted Free Cash Flow	Net Earnings	Loss on Early Debt Extinguishment	Gain on Sale of Beauty Brands	Adjusted Net Earnings	Adjusted Free Cash Flow Productivity
$9,787	$15,411	$345	(5,335)	$10,421	94%

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the

Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.